                                                                     EXHIBIT G-1

(PJM LOGO)                                                          NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN ELECTRIC POWER AND DAYTON POWER AND LIGHT
SUCCESSFULLY INTEGRATED INTO PJM

WORLD'S LARGEST GRID STRENGTHENS RELIABILITY, COORDINATION AND COMMUNICATIONS


(Valley Forge, Pa - Oct. 1, 2004) - AEP Service Corporation, a subsidiary of American Electric Power (NYSE: AEP); Dayton Power and Light Company, a subsidiary of DPL Inc. (NYSE: DPL); and PJM Interconnection announced that at midnight (EDT) PJM began managing the flow of wholesale electricity over more than 23,000 additional miles of high-voltage transmission lines and administering open, competitive wholesale electricity trading markets. Of the additional lines, 22,300 miles are owned by AEP and 1,000 miles are owned by DP&L.

"Our membership in PJM will benefit customers throughout PJM's 12-state region while helping to strengthen overall transmission system reliability," said Michael G. Morris, chairman, president and CEO of AEP. "I applaud the efforts of the many AEP and PJM employees who have worked diligently to make our integration successful. We at AEP look forward to a long, productive relationship with PJM."

"In selecting PJM, we saw an organization that was able to put theory into practice and create the country's largest, operating regional transmission organization," said James Mahoney, president and CEO of DP&L. "Now that we are a fully integrated member, we are excited about the future as we work within the PJM system to provide our customers with reliable, cost-effective power."

AEP's and DP&L's integration into PJM involves transferring control, but not ownership, of the companies' transmission assets in four additional states that include Indiana, Kentucky, Michigan and Tennessee.

With the integrations, PJM, already the world's largest grid operator, now has a peak demand of almost 108,000 megawatts (MW) and includes nearly 1,000 generating units with a combined capability of more than 134,000 MW. PJM now serves 44 million people in a 138,000 square mile territory.

"Reliability, communications and coordination are enhanced with our gain in scope as we now serve a section of the country that fuels 15 percent of the nation's gross domestic product (GDP)," said Phillip G. Harris, president and CEO of PJM. "The addition of American Electric Power and Dayton Power and Light to our membership of more than 300 companies is a milestone for us and the industry."


                                    --MORE--


                         Contact: PJM News, toll free at 866-PJM-NEWS (756-6397)


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                                                                     EXHIBIT G-1


PAGE 2 OF 2/AEP AND DP&L JOIN PJM

Several officials joined PJM in witnessing the historic integration. Federal Energy Regulatory Commission Chairman Pat Wood, III; DP&L President and CEO Jim Mahoney; Carl English, president -- AEP Utilities; Holly Koeppel, executive vice president -- AEP Utilities, East; and Craig Baker, senior vice president, Regulatory Services -- AEP, were on PJM's Valley Forge campus to witness the cutover.

Pending regulatory approval, Dominion (NYSE: D) and Duquesne Light Company (NYSE: DQE) to integrate into PJM on Nov. 1, 2004, and Jan. 1, 2005, respectively. PJM's past, current and future growth is depicted in the below chart.

                                                                PJM
                                                            OCT. 1, 2004          PJM
                                                            WITH AEP AND     WITH DOMINION**
KEY STATISTICS*                              PJM                DP&L          AND DUQUESNE**
---------------                         ---------------   ----------------   ----------------
MILLIONS OF PEOPLE SERVED               35                44                 51

PEAK LOAD IN MEGAWATTS                  85,000            107,820            126,120

MEGAWATTS OF GENERATING CAPACITY        106,000           134,250            160,450

MILES OF TRANSMISSION LINES             26,000            49,300             56,020

GENERATION SOURCES                      800               984                1,083

SQUARE MILES OF TERRITORY               91,000            137,700            164,250

AREA SERVED                             8 STATES + D.C.   12 STATES + D.C.   13 STATES + D.C.

*NUMBERS ARE APPROXIMATE
**PENDING FINAL APPROVALS


PJM ensures the reliability of the high-voltage electric power system serving 44 million people in all or parts of Delaware, Indiana, Illinois, Kentucky, Maryland, Michigan, New Jersey, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. PJM coordinates and directs the operation of the region's transmission grid; administers a competitive wholesale electricity market, the world's largest; and plans regional transmission expansion improvements to maintain grid reliability and relieve congestion. Visit PJM at www.pjm.com.


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                                                                     EXHIBIT G-1

================================================================================
FEDERAL ENERGY
REGULATORY COMMISSION                             (DEPT. OF ENERGY F.E.R.C LOGO)

WASHINGTON, D.C. 20426
================================================================================
                                                                     NEW RELEASE

NEWS MEDIA CONTACT:                                    FOR IMMEDIATE RELEASE
Bryan Lee                                              October 1,2004
(202) 502-8680


                 CHAIRMAN WOOD LAUDS RTO DEVELOPMENT `HAT TRICK'

         Federal Energy Regulatory Commission Chairman Pat Wood, III was in the control room at PJM Interconnection in Pennsylvania to witness first hand the integration of American Electric Power and Dayton Power and Light into PJM's system at the stroke of midnight.

         Chairman Wood cited the PJM expansion, along with Illinois Power joining the Midwest Independent Transmission System Operator and the implementation of new market design elements at the California Independent System Operator (CAISO), as clear signals that regional independent grid operators are "moving ahead, delivering improved reliability, transparent market monitoring and oversight, and tangible economic benefits."

         "Illinois Power's integration at midnight with the Midwest ISO helps complete the operational `footprint' of the regional transmission organization," Chairman Wood said. The new Market Redesign and Technology Upgrade that took effect at midnight in California will allow the ISO to dispatch generation based on economic grounds rather than merit order. The California grid operator also implemented a market monitoring program with penalties for generators that fail to follow dispatch orders.

         "These three developments represent a real hat trick win for customers," Chairman Wood said.


R-04-45                               (30)




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